EXHIBIT 99.2

[LETTERHEAD OF CIBC WORLD MARKETS CORP.]

The Board of Directors
Equity One, Inc.
1696 N.E. Miami Gardens Drive
North Miami Beach, Florida 33179

Members of the Board:

CIBC World Markets Corp. (“CIBC World Markets”) hereby consents to the inclusion of the opinion letter of CIBC World Markets to the Board of Directors of Equity One, Inc. (“Equity One”) as Annex D to, and to the reference thereto under the captions “SUMMARY – Opinion of Equity One’s Financial Advisors” and “THE MERGER – Opinion of Equity One’s Financial Advisor” in, the Joint Proxy Statement/Prospectus of Equity One and IRT Property Company (“IRT”) relating to the proposed merger transaction involving Equity One and IRT. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ CIBC WORLD MARKETS CORP.

CIBC WORLD MARKETS CORP.

New York, New York December 11, 2002